Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of the 4th day of May, 2012, by and between BE Aerospace, Inc., a Delaware corporation (the “Company”), and Richard M. Sharpe (the “Executive”).

RECITALS

WHEREAS, the Executive is employed by the Company subject to that certain Employment Agreement between the Company and the Executive dated May 4, 2009 (the “Prior Agreement”);

WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement in favor of this Agreement;

WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities;

WHEREAS, concurrently with the execution of this Agreement, the Executive and the Company are entering into the 2012 Proprietary Rights Agreement, which is attached hereto as Exhibit A;

WHEREAS, by virtue of the Executive’s position with the Company, the Executive has regular access to and use of the Company’s confidential information and trade secrets, and the Company has a legitimate interest in protecting its confidential information and trade secrets by prohibiting the Executive from assisting, whether directly or indirectly, a competitor or competing with the Company for a reasonable period after the termination of the Executive’s employment; and

WHEREAS, the Executive has successfully completed drug/substance abuse testing, and the Company has received the results of such testing.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.   Employment.  The Company shall employ the Executive, and the Executive shall perform services for and continue in the employment of the Company, for an initial period of two (2) years commencing on May 4, 2012, and ending on May 4, 2014, whereupon the Executive’s employment hereunder shall automatically be extended for additional two (2) year periods on and after May 4, 2014, until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the then applicable Expiration Date (as defined below) of its or his desire to terminate this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement.  For purposes of this Agreement: (a) the term “Employment Period” means the initial two (2) year period and all extensions thereof, if any; and (b) the term “Expiration Date” means May 4 of any even calendar year on or after 2014.

2.   Position and Duties.  The Executive shall serve the Company in the capacity of Vice President and General Manager for the Consumables Management Segment of the Company and shall:  (i) be accountable to the President and Chief Operating Officer of the Company; and (ii) have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the President and Chief Operating Officer of the Company.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company.

3.   Compensation.

(a)   Salary.  During the Employment Period, the Executive shall receive a salary (the “Salary”) payable at the rate of $416,000.00 per annum.  Such rate may be adjusted from time to time by the President and Chief Operating Officer of the Company; provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)   Incentive Bonus.  During the Employment Period, the Executive may receive a performance bonus of up to ninety (90%) percent of the Salary, as determined by the Compensation Committee of the Company in its sole discretion. The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)   Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time.

(d)   Benefits.  During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its employees.

(e)   Automobile.  During the Employment Period, the Executive shall receive an automobile allowance (the “Automobile Allowance”) of $1,100 per month, less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance accrued.

(f)   Equity Awards.

(i)     During the Employment Period, the Executive shall be eligible to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion.  The timing of the grant, form and amount of the equity awards shall be determined by the Compensation Committee in its sole discretion. The equity awards shall be granted pursuant to and subject to the terms of the Company’s 2005 Long-Term Incentive Plan (or any successor plan) and an award agreement to be entered into between the Company and the Executive.

(ii)    Notwithstanding any provision in the applicable award documents, and as additional consideration for the Executive’s restrictive covenants for the benefit of the Company set forth in Section 5 of this Agreement, the Executive’s time-vested equity awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of any of the following events (the “Accelerated Restricted Stock”): (A) the termination of the Executive’s employment without Cause pursuant to Section 4(e); (B) the Executive’s termination due to Incapacity pursuant to Section 4(c); (C) the Executive’s death; or (D) upon a Change of Control (as defined in Section 4(f)).  Nothing in this Section 3(f)(ii) shall alter the terms of any equity awards subject to performance-based vesting.

4.   Termination and Compensation Thereon.

(a)   Termination Date.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” means: (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated for any other reason, the date on which the Executive incurs a Separation from Service (as defined in Section 16(c), below).

(b)   Death.  The Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the Salary (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(c)   Incapacity.  If, in the reasonable judgment of the President and Chief Operating Officer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Salary and Automobile Allowance (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.  The lump sum payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Executive or his designated appointee signs a waiver and release of claims agreement in the form provided by the Company in its discretion and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(c) and 4(g).  To the extent not already paid, the Company’s obligation to pay the Executive his Salary and benefits shall be reduced if the Executive subsequently takes other employment to the extent of the Executive’s salary and benefits from such subsequent employment.  Any dispute between the President and Chief Operating Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the President and Chief Operating Officer and the Executive, whose decision shall be binding on all parties.

(d)   Termination by the Company for Cause; Resignation by the Executive.

(i)   If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason (other than pursuant to Section 4(f)), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)   For purposes of this Agreement, “Cause” means the Executive’s:  (A) failure, refusal or neglect to perform and discharge his powers, duties, obligations or responsibilities as an employee of the Company; (B) violation of Company policies; (C) breach of the terms of this Agreement or the 2012 Proprietary Rights Agreement; (D) breach of any fiduciary duties or duties of loyalty the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof; (E) conviction of, or plea of nolo contendere to, a felony or any other crime involving the Executive’s personal dishonesty or moral turpitude or that could reflect negatively upon the Company or any of its subsidiaries or affiliates; (F) indictment by a grand jury for acts detrimental to the Company’s best interests; or (G) engagement in willful misconduct (including any willful violation of federal securities laws), negligence, act of dishonesty, violence or threat of violence, in each case that would reasonably be expected to result in injury to the Company or any of its subsidiaries or affiliates.

(e)   Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  In such event, the Company shall pay to the Executive a lump sum payment equal to: (i) the Salary payable during the period from the Termination Date through the Expiration Date at the rate in effect on the Termination Date; and (ii) one (1) times the Salary in effect as of the Termination Date ((i) and (ii), collectively, the “Severance Payment”).  The Severance Payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e) and 4(g).

(f)   Change of Control.

(i)   If a Change of Control occurs during the Employment Period and, following or in connection with such Change of Control, the Executive’s employment is terminated for any reason (other than Cause), or the Executive resigns his employment because any of the Executive’s position, powers, duties or responsibilities under Section 2 above are materially reduced without his agreement, or any  material compensation or benefit payable or otherwise extended to the Executive hereunder is eliminated or materially reduced, the Company or its successor in interest shall give prompt notice to the Executive of any such termination, change, elimination or reduction and, within thirty (30) days following the Termination Date, pay to the Executive a lump sum amount equal to:

(A)    the Executive’s Salary (at the rate in effect as of the Termination Date), payable during the period from the Termination Date through the Expiration Date; and

(B)    one (1) times the Salary at the rate in effect as of the date of the Change of Control.

(ii)   For purposes of this Agreement, a “Change of Control” means a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).  The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 4(f).

(g)   Benefit Continuation.  If the Executive’s employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the earlier of: (i) the Expiration Date; or (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

5.   Non-Compete.  During the Executive’s employment with the Company and for a period ending two (2) years following the Termination Date (the “Restricted Period”), the Executive shall not directly or indirectly:

(a)           with respect to any Competing Product or Service, compete in any place the Company does or conducts business as of the Termination Date.  “Competing Product or Service” means (i) those products or services manufactured, developed, researched, sold, or provided by the Consumables Management Segment of the Company and/or its affiliates on the Termination Date, and (ii) those products or services under development in the Consumables Management Segment of the Company during the Executive’s employment with the Company of which he had knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service of the Consumables Management Segment of the Company which the Executive acquired knowledge of as a result of his employment with the Company;

(b)           own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise any entity that provides a Competing Product or Service with the Company in the United States.  This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system;

(c)           contact, solicit business from, perform services for, or accept work or business from any clients or customers of the Company with whom the Executive has worked or had contact during the Executive’s employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets;

(d)           contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company. This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets; or

(e)           contact, solicit or accept contact from any employee of the Company for the purpose of interfering with their employment with the Company, or inviting or encouraging them to terminate their employment with the Company or which has the effect of altering or terminating their employment with the Company.

6.   Extension of the Restricted Period.  If the Executive breaches any provision of Section 5, the Executive agrees and acknowledges that the Restricted Period shall be extended by the time period of such breach.

7.   Remedies; Enforcement.  The Executive agrees that the covenants set forth in Section 5 are necessary and reasonably limited in scope and duration to protect the Company’s commercial interest, including, but not limited to, protection from unfair competition, disparagement, misappropriation, disclosure or use of its confidential information and/or trade secrets, and misuse or unauthorized use of the Company’s work product/inventions.  The Executive agrees and acknowledges that if the Executive violates any provision of Section 5 of this Agreement, the Company will have an inadequate remedy at law and will suffer continuing and irreparable injury to its business.  The Company shall be entitled to enjoin the Executive from any breach or threatened breach of this Agreement and other applicable injunctive or equitable relief (without obtaining a bond or posting other security) and without the necessity of proving any actual damage or that monetary damages would not afford it an adequate remedy.

8.   Clawback.  The Executive agrees and acknowledges that if he breaches any of his obligations, duties, or covenants set forth in Section 5 of this Agreement, then: (i) any of the Accelerated Restricted Stock that has not vested at the time of such breach shall be forfeited; and (ii) the Company shall be entitled to clawback any of the Accelerated Restricted Stock that has previously vested, as well as any proceeds the Executive has received for the sale of the Accelerated Restricted Stock.  The Company’s remedies set forth in this Section 8 are in addition to, and not in lieu of, any other remedies to which the Company may be entitled.

9.   Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it is in writing and signed by each party hereto.

10.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally (or refusal to accept delivery) or sent by overnight mail or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

BE Aerospace, Inc.
1455 Fairchild Road
Winston Salem, N.C. 27105
Attention: President and Chief Operating Officer

with a copy to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel

If to the Executive, to him at:

2542 Royal Palm Way
Westin, FL 33327

11.   Entire Agreement.  This Agreement and the 2012 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  The non-solicitation and non-competition provisions in this Agreement and those in the 2012 Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

12.   Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

13.   Counterparts.  This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes).  This Agreement may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Agreement.  The parties hereto agree that the signature of any party transmitted by facsimile with confirmation of transmission or by electronic mail shall have binding effect as though such signature were delivered as an original.

14.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

15.   Withholding.  All payment(s) made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.   Section 409A.

(a)   If any amounts that become due under Sections 3 or 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)   Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee (as defined below), he shall not be entitled to any payments upon a Separation from Service until the earlier of:  (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death; or (ii) the Executive’s date of death. The provisions of this Section 16(b) shall only apply if required to comply with Section 409A.

(c)   For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)   It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A; (ii) avoid the imposition of taxes, interest and penalties under Section 409A; and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.  This Section 16(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)   Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation’’ within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

17.   Enforceability; Waiver.  The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

18.   Contract Modification.  Any provision of this Agreement held to be invalid or unenforceable shall be severed or rewritten, and the remaining terms and provisions shall remain in full force and effect.  A court shall rewrite any such provision to make it valid, lawful and enforceable while still, to the maximum extent possible, achieving the spirit and intent of the original provision.  A provision shall be invalidated and severed only if it is impossible to revise it.

19.   Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

20.   Survival.  The entitlement of the Executive and the obligations of the Company pursuant to Section 4 and the entitlement of the Company and the covenants, duties and obligations of the Executive pursuant to Section 5, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Richard M. Sharpe
Richard M. Sharpe

/s/ Werner Lieberherr
Werner Lieberherr
President and Chief Operating Officer

Exhibit A

2012 Proprietary Rights Agreement

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to BE Aerospace, Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.
Agreement, Effective Date.  This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to and in consideration of my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.
Confidentiality. I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company. Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company:

(i)	Written materials of the Company;
(ii)
The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(iii)
The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iv)
Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(v)
All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company's internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(vi)
Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii)
All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company's shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(viii)
All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(ix)
The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(x)
“Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.	Inventions.

3.1
Definition of Inventions used in this Agreement: the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2	Disclosure and Assignment of Inventions.

(i)
I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Exhibit “A” to this Agreement. Exhibit “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Exhibit “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)
I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and are to be assigned to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3	Nonassignable Inventions. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention.

4.	Use and Return of Proprietary Information and Trade Secrets:

(i)
I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii)
I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)
I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary Information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)
I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company's interests;

(v)
I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

5.
Competitive Employment.  During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Confidential Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.
Non-solicitation.  During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.
Acts to Secure Proprietary Rights.  I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.
No Conflicting Obligations.  My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.
Survival. Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

10.
Specific Performance.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

11.	Waiver. The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.
Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.	Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

14.
Entire Agreement.  This Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.
Assignment.  This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

EMPLOYEE

Date:
(Name)

(Printed Name)

Date:	BE AEROSPACE, INC.

By:

Title: